                                                                   PRESS RELEASE

                              [CAL DIVE LETTERHEAD]


FOR IMMEDIATE RELEASE                                                     02-010
                                                      CONTACT:  JIM NELSON
DATE:  MAY 2, 2002                                    TITLE:    VICE CHAIRMAN

================================================================================

               CAL DIVE REPORTS FIRST QUARTER EARNINGS OF 9 CENTS

HOUSTON, TX -- Cal Dive International, Inc. (Nasdaq: CDIS) reported first quarter net income of $3.0 million or $0.09 per diluted share. A year ago, net income of $10.8 million or $0.33 per diluted share was driven by oil and gas operations that benefited from historically high natural gas prices. First quarter revenues of $53.9 million were within 8% of a year ago as a 42% increase in marine contracting revenues offset much of the impact of substantially lower natural gas prices and volumes. Contracting operations provided 60% of first quarter profitability in contrast to only 27% in the same period of 2001.

Owen Kratz, Chairman and Chief Executive Officer of Cal Dive, stated, "The unique mix of subsea contracting and oil and gas operations again provided revenue-smoothing in a period of extreme industry volatility. However, the doubling of our Deepwater DP fleet and associated growing involvement in large construction projects results in the timing of that work having a significant impact upon any given quarter's financial results. That was evident in the first quarter as the weather-induced delay in setting the topsides at Nansen pushed our construction work to the following quarter and required a significant reshuffling of fleet responsibilities."

Mr. Kratz continued, "The second quarter will witness the deployment of the Q4000 and Intrepid, two new vessels capable of performing construction and well intervention tasks in 10,000 feet of water, and the Northern Canyon, a chartered state-of-the-art ROV support vessel. This brings the recent investment in CDI contracting assets to $400 million, increasing our critical mass in anticipation of a significant acceleration in the demand for Deepwater construction services late next year. In the interim, 2002 is shaping up as a transition year with a number of significant opportunities that would further position CDI for long term growth."

Cal Dive International, Inc. headquartered in Houston, TX, is an energy service company specializing in well operations and subsea construction. CDI operates a fleet of technically advanced marine construction vessels and robotics, and conducts salvage operations in the Gulf of Mexico. Energy Resource Technology, Inc., a wholly owned subsidiary, acquires and operates mature and non-core offshore oil and gas properties.

                                                                        APPENDIX



                   DISCLOSURE OF SECOND QUARTER 2002 ESTIMATES


This narrative sets forth current estimates of operating and financial data for the quarter ending June 30, 2002. All of the assumptions upon which these estimates are based constitute FORWARD LOOKING STATEMENTS within the meaning of
Section 27 A of the Securities Act of 1933, Section 21 E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Although we believe that these forward looking statements are based on reasonable assumptions, a number of factors could affect the future results of the Company or the offshore oilfield industry generally, and could cause actual results to differ materially from those estimated. Those factors are set forth in more detail in our 2001 Form 10-K Annual Report filed with the Securities and Exchange Commission, to which the reader is referred.

SECOND QUARTER

         o VESSEL AVAILABILITY: The Q4000 is currently in transit for two projects offshore Brazil where we hope to obtain additional work during the quarter. The INTREPID is completing sea trials and is expected to be placed in service on or about May 15 to assist with completion of Nansen/Boomvang. The NORTHERN CANYON appears on schedule to commence operations in the North Sea in June. There are no significant drydock or upgrade programs scheduled in the quarter.

         o PROJECT TIMING: Installation of the Boomvang topsides is underway, following three months of weather delays, which suggests that our portion of this project should be substantially completed during the second quarter. However, delays in fabrication of the platform scheduled to be installed at the Bombax project Offshore Trinidad will push our pipeline construction work into Q3. In addition, delays in the mobilization of ROVs on customer vessels will lower Canyon Offshore Q2 revenues.

         o CONTRACTING REVENUES: Range from $50 million to $60 million with the fairly wide spread a function of utilization of the Q4000 and INTREPID once placed into service during the quarter.

         o COMMODITY PRICES: We have hedged approximately 33% of Q2 natural gas production at $3.46/mcf and from 17% (April) to 33% (May and June) of oil production at an average of $25.87/bbl.

         o        GAS & OIL PRODUCTION: 2.7 to 3.1 BCFe, basically comparable to
                  Q1.

         o MARGINS: Gross profit margins are expected between 20% and 25% depending in part upon the utilization and rates associated with the new DP vessels.

         o        SG&A: Should run between $6.0 million and $6.5 million.

         o        TAX RATE: 35%, consistent with prior quarters.

         o SHARES OUTSTANDING: 33.2 million to 33.4 million fully diluted shares before giving effect to any offering of common stock.

         o EPS: Diluted earnings per share are projected in a range of 17 to 21 cents.

2002 FIRST QUARTER REPORT

                                                                     May 2, 2002

TO OUR SHAREHOLDERS:

Deployment of new contracting assets enabled your Company to absorb most of the revenue impact associated with the dramatic decline in commodity prices. We were particularly pleased with the way our new Canyon robotics company came out of the chute. Not only did Canyon's revenues comprise substantially all of the contracting gain but 60% of that volume was related to trenching activities in the Far East, a new geographic region for CDI. Historically, Cal Dive has been able to rely upon superior offshore project performance to deliver solid margins even in difficult market conditions such as those experienced in Q1. This year, however, management of our DP fleet was not up to those standards as we attempted to respond to Nansen/Boomvang and shipyard delays. In the second quarter we expect to complete the rollout of $400 million of new construction assets and be in the initial stages of funding another $250 million related to production partnering projects (Gunnison, Marco Polo, and ERT acquisitions). We are comfortable with initial analyst estimates that target a tripling in our earnings in 2004 when we expect to realize the full benefits of this aggressive expansion program.

FINANCIAL HIGHLIGHTS

Revenues within 8% of last year and net income that represents 6% of revenues set Cal Dive apart from the Q1 results of our Gulf of Mexico contracting brethren.


                                                                           FIRST QUARTER
                                                  -----------------------------------------------------------------
                                                         2002                   2001                 DECREASE
                                                  -------------------    -------------------    -------------------
       REVENUES                                        $53,928,000             $58,482,000              8%
       NET INCOME                                        3,001,000              10,774,000             72%
       DILUTED EARNINGS PER SHARE                             0.09                    0.33             73%



* REVENUES: A 42% improvement in contracting revenues was driven by the acquisition of Canyon Offshore and one-half month of operations of our newly acquired and upgraded DP mono-hull, the Eclipse. Natural gas and oil revenues declined by two-thirds as our average natural gas price was $2.55/mcf, down almost $4.00 from the $6.50 realized in Q1 a year ago.

* MARGINS: While 21% overall was in line with expectations, contracting margins of only 15% compare to the 20% reported in Q1 a year ago and the preceding fourth quarter of 2001. ERT margins of 46% are not that far off the 59% reported in last year's high commodity price environment.

* SG&A: $6.3 million increased by $700,000 over Q1 of 2001 as the Canyon acquisition added $1.0 million to our ongoing overhead base.

* LIQUIDITY: EBITDA of $11 million represents a respectable 20% of revenues. This cash flow together with $37 million of cash on hand at the beginning of the year and $60 million of borrowing funded the Canyon acquisition and ongoing vessel construction (Q4000, Intrepid and Eclipse).

OPERATIONAL HIGHLIGHTS

* DEEPWATER CONTRACTING: First the good news - 92% utilization highlights the ability of our DP fleet to work throughout the difficult winter weather months. The UNCLE JOHN continued her string of full utilization which included the kickoff of the 2002 Deepwater coring campaign with Alliance partner Fugro. The initial phase of the coring work involved geotechnical sampling in 4,000 fsw to 6,500 fsw at Mad Dog (BP), Front Runner (Murphy), and Marco Polo (Anadarko). After returning from Trinidad early in the year the WITCH QUEEN worked a number of construction projects in the Gulf before mobilizing to Mexico on March
         1. The MYSTIC VIKING was deployed in Mexican waters throughout the quarter supporting Horizon Offshore/Pemex in the Bay of Campeche. The MERLIN'S schedule was impacted by ROV downtime and then the third party delay in setting the topsides at Boomvang, resulting in only 42% utility. $6.2 million of Nansen/Boomvang revenues in Q1 involved the completion of the subcontracted flowline lay portion of the job. Profitability suffered due to low margins realized on Nansen/Boomvang and the breakdown of the Merlin (which impacted the timing of the flowline installation). In addition, the poor physical condition of a third party DP vessel brought in to assist with the shifting schedules actually produced a slight loss at the end of the charter term.

* CANYON OFFSHORE: On January 4, 2002 we acquired Canyon Offshore, a company that owns 15 work class ROVs and four trenching units, and operates another eight trenching units on behalf of others. $11.4 million of first quarter revenues compares to $7.2 million a year ago with virtually all of the improvement coming in trenching operations. Revenues include $2.1 million associated with the operation of ROVs on CDI vessels. Margins were within shouting distance of the 30% which CDI targets for its contracting operations. We are particularly impressed with the leverage available in the Canyon operation; i.e. while the company performed spot on the Q1 plan, the utility of its ROV fleet was only 50%. In June we take delivery of the newbuild NORTHERN CANYON, a $25 million, 270-foot state-of-the-art ROV support vessel which will be chartered and deployed initially in the North Sea.

* SHELF CONTRACTING: Revenues of the vessels dedicated to the OCS declined by 17% as low commodity prices had many of our customers significantly reducing CAPEX budgets; in addition, both the BARGE I and CAL DIVER II were in drydock. AQUATICA showed a slight increase in revenues as we doubled the capacity of our shallow water operation in March a year ago with the purchase of the PDNO assets. Margins for work on the Outer Continental Shelf declined across the board as there is intense competition for what work is in this market.

* PRODUCTION PARTNERING: Energy Resource Technology (ERT) managed extremely well in a volatile market. Production of 2.9 BCFe was at the high end of our forecast and up from 2.8 BCFe in Q4 as we opened the choke on a number of wells where production had been restricted awaiting higher natural gas prices. We realized an average of $2.55/mcf for natural gas, down 60% from year ago levels. Our average oil price was $20.50/bbl in contrast to $27.30 in the 2001 first quarter. Oil production increased to 34% of volumes versus 27% in the same period last year, resulting in oil and condensate representing 40% of Q1 revenues, double the 20% in 2001. Gross profit margins in the quarter were aided as depletion ran at 22% of revenues versus 27% in the same period of 2001. During the quarter ERT made three small property acquisitions (two increasing ownership in ERT operated properties) which added 2 BCFe of reserves and for which we were paid $2.1 million to assume the related abandonment obligation.

* FINANCING STRATEGY: We have incurred total borrowing of approximately $181 million at March 31, 2002 in conjunction with the expansion program described elsewhere in this report. Completion of the two large vessels in Q2 (Q4000 and INTREPID) and funding of the Gunnison and Marco Polo production facilities will take debt to total capitalization close to 50%. This degree of leverage makes it difficult for us to respond to some interesting opportunities and limits our ability to consider follow on "Marco Polo" type projects. As a result, we expect to file shortly a registration statement for the issuance of common stock to respond to these opportunities. Any offering will only be made by means of a prospectus, and this report does not constitute an offer of securities.

* FORECAST: The accompanying appendix projects second quarter diluted earnings per share in a range of 17 to 21 cents. Further, we expect that a strong second half will result in full year earnings within our original guidance of 85 cents to 95 cents.

Respectfully submitted,


/s/ OWEN E. KRATZ                      /s/ MARTIN R. FERRON              /s/ S. JAMES NELSON, JR.

Owen E. Kratz                          Martin R. Ferron                  S. James Nelson, Jr.
Chairman                                   President                        Vice Chairman
Chief Executive Officer             Chief Operating Officer

                          CAL DIVE INTERNATIONAL, INC.



                COMPARATIVE CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                Three Months Ended March 31,
                                                                        --------------------------------------------
(000's omitted, except per share data)                                       2002                         2001
--------------------------------------                                  ---------------              ---------------
Net Revenues:
                Subsea and Salvage                                             $44,370                      $31,282
                Natural Gas and Oil Production                                   9,558                       27,200
                                                                        ---------------              ---------------
                   Total Revenues                                               53,928                       58,482
Cost of Sales:
                Subsea and Salvage                                              37,690                       25,170
                Natural Gas and Oil Production                                   5,120                       11,054
                                                                        ---------------              ---------------
Gross Profit                                                                    11,118                       22,258
                Selling and Administrative                                       6,306                        5,607
                Interest (Income), net & Other                                     196                          151
                                                                        ---------------              ---------------
Income Before Income Taxes                                                       4,616                       16,500
                Income Tax Provision                                             1,615                        5,726
                                                                        ---------------              ---------------
Net Income                                                                      $3,001                      $10,774
                                                                        ===============              ===============

Other Financial Data:
                Depreciation and Amortization:
                   Subsea and Salvage                                           $4,308                       $3,206
                   Natural Gas and Oil Production                                2,005                        7,189
                EBITDA (1)                                                      10,954                       26,890
                                                                        ===============              ===============

Weighted Avg. Shares Outstanding:
                Basic                                                           32,648                       32,308
                Diluted                                                         32,932                       33,072
                                                                        ===============              ===============

Earnings Per Common Share:
                Basic                                                            $0.09                        $0.33
                Diluted                                                          $0.09                        $0.33
                                                                        ===============              ===============


(1) The Company calculates EBITDA as earnings before net interest expense, taxes, depreciation and amortization. EBITDA is a supplemental financial measurement used by CDI and investors in the marine construction industry in the evaluation of its business.


                     COMPARATIVE CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------

ASSETS                                                                         LIABILITIES & SHAREHOLDERS' EQUITY

(000'S omitted)                                     March 31, 2002 Dec. 31, 2001                       March 31, 2002 Dec. 31, 2001
                                                    -------------- -------------                       -------------- -------------
Current Assets:                                                                Current Liabilities:
                Cash and cash equivalents                $4,103       $37,123    Accounts payable           $31,625       $42,252
                Accounts receivable                      68,525        56,186    Accrued liabilities         19,822        21,011
                Income tax receivable                         0             0    Income tax payable               0             0
                Other current assets                     21,240        20,055    Current Mat of L-T Debt      4,550         1,500
                                                       --------      --------                              --------      --------

Total Current Assets                                     93,868       113,364  Total Current Liabilities     55,997        64,763

                                                                               Long-Term Debt               163,920        98,048
                                                                               Deferred Income Taxes         58,178        54,631
Net Property & Equipment                                386,642       331,312  Decommissioning Liabilities   32,528        29,331
Goodwill                                                 60,185        14,973  Redeemable Stock in Sub        7,688             0
Other Assets                                             14,767        13,473  Shareholders' Equity         237,151       226,349
                                                       --------      --------                              --------      --------
Total Assets                                           $555,462      $473,122  Total Liabilities & Equity  $555,462      $473,122
                                                       --------      --------                              --------      --------


Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither statements of historical fact nor guarantees of future performance or events. Forward-looking statements involve risksand assumptions that could cause actual results to vary materially from those predicted. Among other things, these include unexpected delays and operational issues associated with turnkey projects, the price of crude oil and natual gas, weather conditions in offshore markets, changes in site conditions in offshore markets, changes in site conditions, and capital expenditures by customers. The Company strongly encourages readers to note that some or all of the assumptions upon which such forward looking statements are based are beyond the Company's ability to control or estimate precisely and may in some cases be subject to rapid and material change.